UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
                            THE SECURITIES EXCHANGE
ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 OR 15(D) OF
                                THE SECURITIES
                             EXCHANGE ACT OF 1934.

                                               Commission File Number:  0-22888

                        CAI WIRELESS SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

           18 CORPORATE WOODS BOULEVARD, ALBANY, NEW YORK 12211
                              (518) 462-2632
  (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)


                        COMMON STOCK, WITHOUT PAR VALUE
                    COMMON STOCK, PAR VALUE $.01 PER SHARE
           (Title of each class of securities covered by this Form)


                                     NONE.
  (Title of all other classes of securities for which a duty to file reports under section 13(a)
                               or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ x ]     Rule 12h-3(b)(1)(ii)  [    ]
            Rule 12g-4(a)(1)(ii) [    ]    Rule 12h-3(b)(2)(i)   [    ]
            Rule 12g-4(a)(2)(i)  [    ]    Rule 12h-3(b)(2)(ii)  [    ]
            Rule 12g-4(a)(2)(ii) [    ]    Rule 15d-6            [    ]
            Rule 12g-4(b)(1)(i)  [    ]


      Approximate number of holders of record as of the certification or notice
date:                                           100

      Pursuant to the requirement of the Securities Exchange Act of 1934, CAI Wireless Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 29, 1999

                                    CAI WIRELESS SYSTEMS, INC.



                                    By:   /s/
                                          James P. Ashman
                                          Executive Vice President
                                          and Chief Financial Officer